Exhibit 99.1

Contact Information:	FTD Group, Inc.
Jandy Tomy
Investor Relations
(630) 724-6984
jtomy@ftdi.com

FOR IMMEDIATE RELEASE

FTD Provides Post-Holiday Order Update;

Share Repurchase Program to Continue

DOWNERS GROVE, IL. – Thursday, December 29, 2005 – FTD Group, Inc. (NYSE: FTD), a leading provider of floral services and products and a direct marketer of flowers and specialty gifts, today announced that its Consumer Business segment, which is comprised of FTD.COM, experienced a decrease of approximately 4% in total orders during the 2005 Christmas season (December 1, 2005 – December 25, 2005), compared to the same period of the prior year.  “While October and November order volume growth was within management’s expectations, we experienced a highly competitive Christmas season within our Consumer Business segment.  During the Christmas season, certain online search engine costs increased significantly over the prior year, and as such we made the decision not to pursue the resulting high cost order volume.” stated Michael J. Soenen, President and CEO of FTD Group, Inc.  “As a result, despite this slight decline in order volume for the Christmas season, we are reiterating our EBITDA and EPS targets for the year.  Further, we have begun making additional investments in our marketing staff to help build a more diversified marketing portfolio.  We believe these initiatives will enable us to regain our competitive position in the marketplace and continue to deliver long term bottom line results for our shareholders.”

Additionally, on December 21, 2005, the Florist Business segment sold substantially all of the assets and certain liabilities of Renaissance Greeting Cards, Inc.  Soenen commented, “This business was not core to our business objectives and allows us to expand the greeting card options which we provide to our FTD members without additional capital investments, through an ongoing vendor relationship with the purchaser.”

As disclosed previously, on October 25, 2005, the Board of Directors authorized a share repurchase program totaling $30 million, effective through September 30, 2007.  These purchases may be made from time to time in both open market and private transactions, dependent upon market and other conditions.  The Company intends to repurchase shares pursuant to a 10b5-1 plan, which would generally permit the Company to repurchase shares at times when it might otherwise be prevented from doing so under certain securities laws.  The Company plans to continue to repurchase shares under this program and, through December 23, 2005, has repurchased 252,400 shares for approximately $2.7 million.

As a result of the decline in the Consumer Business segment orders for the Christmas season, the sale of substantially all of the assets of Renaissance Greeting Cards, Inc. and the current activity under the treasury share repurchase program, the Company is reducing its full year revenue target to approximately $460 million, reiterating its full year net income and EBITDA targets of approximately $23 million  and $67.5 million, respectively, as previously published, and increasing its diluted earnings per share target to $0.76.    The above targets are only estimates, which may be exceeded or alternatively may not be achieved.  A table reconciling net income to EBITDA, along with an explanation and definition of EBITDA, is attached.

ABOUT FTD GROUP, INC.

FTD Group, Inc. is a leading provider of floral-related products and services to consumers and retail floral locations in the U.S. floral retail market. The business is supported by the highly recognized FTD brand, which was established in 1910 and enjoys 96% brand recognition among the Company’s principal target market of U.S. consumers between the ages of 25 and 64, as well as by the Mercury Man logo, which is displayed in approximately 50,000 floral shops, globally. The Company conducts its business through two operating segments. The Consumer Segment, primarily through the www.FTD.COM Web site and the 1-800-SEND-FTD toll-free telephone number, offers same-day delivery of floral orders to nearly 100% of the U.S. and Canadian populations. As a result of the same-day delivery capability and broad product selection, the Consumer Segment is one of the largest direct marketers of floral arrangements and specialty gifts in the U.S. The Florist Segment provides a comprehensive suite of products and services to enable the network of approximately 20,000 FTD members to send and deliver floral orders. This suite of products and services is designed to promote revenue growth and enhance the operating efficiencies of FTD members.

FORWARD-LOOKING STATEMENTS

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s outlook, anticipated revenue growth and profitability; the anticipated benefits of investments in new products, programs and offerings; and opportunities and trends within both the Consumer and Florist Segments, including opportunities to expand these businesses and capitalize on growth opportunities or increase penetration of service offerings.  These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the Company and its industry.  Investors are cautioned that actual results could differ from those anticipated by the forward-looking statements as a result of: the Company’s ability to acquire and retain FTD members and continued recognition by members of the value of the Company’s products and services; the acceptance by members of new or modified service offerings recently introduced; the Company’s ability to sell additional products and services to FTD members; the Company’s ability to expand existing marketing partnerships and secure new marketing partners within the Consumer Segment; the success of the Company’s marketing campaigns; the ability to retain customers and maintain average order value within the Consumer Segment; the existence of failures in the Mercury Network or the Company’s Consumer Segment systems; competition from existing and potential new competitors; levels of discretionary consumer purchases of flowers and specialty gifts; the Company’s ability to manage or reduce its level of expenses within both the Consumer and Florist Segments; actual growth rates for the markets in which the Company competes compared with forecasted growth rates; the Company’s ability to increase capacity and introduce enhancements to its Web sites; and the Company’s ability to integrate additional partners or acquisitions, if any are identified.  These factors, along with other potential risks and uncertainties, are discussed in the Company’s reports and other documents filed with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update forward-looking statements.

FTD GROUP, INC.

NON-GAAP FINANCIAL MEASURES

EBITDA

(Unaudited)

(In thousands)

The following is a reconciliation of certain financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”) to those presented on the basis of methodologies other than in accordance with GAAP (“non-GAAP”).  The Company defines EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization.  EBITDA is calculated as follows for the period presented:

Year Ended
June 30, 2006
(Forecasted Targets)
Revenues	$460,000

Net income (loss), as reported (GAAP basis)	$23,000
plus: Interest expense, net	18,500
plus: Depreciation and amortization	10,750
plus: Income tax expense (benefit)	15,250
EBITDA (1)	$67,500

(1)   The Company uses EBITDA as a supplemental measure of performance.  The Company presents EBITDA because it considers it an important supplemental measure of performance, as it is materially the same performance measure that is used as a performance measure under the senior credit facility entered into in connection with the going private transaction with an affiliate of Leonard Green & Partners, L.P. that was completed in February 2004, the indenture governing FTD, Inc.’s 7.75% Senior Subordinated Notes due 2014 and the Company’s executive compensation plan.  The senior credit facility, the indenture governing the notes and the executive compensation plan also allow for the adjustment to EBITDA of non-cash stock compensation expenses related to the adoption of Statement of Financial Accounting Standards No. 123R.  Measures similar to EBITDA are also widely used by the Company and by others in the Company’s industry to evaluate and price potential acquisition candidates.  The Company believes EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).  The Company also presents EBITDA because it believes it is frequently used by investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA when reporting their results.  EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP.  Some of the limitations of EBITDA is that it does not reflect the Company’s cash expenditures for capital expenditures, it does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt, it does not reflect changes in, or cash requirements for, the Company’s working capital requirements, and other companies in the Company’s industry may calculate these measures differently than presented above.  The Company compensates for these limitations by relying primarily on GAAP results and using EBITDA only supplementally.